UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 14C and 14F -1

INFORMATION STATEMENT
PURSUANT TO SECTION 14(f) OF THE
SECURITIES EXCHANGE ACT OF 1934
AND RULE 14f-1 THEREUNDER

☒	Preliminary Information Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5 (d)(2))
☐	Definitive Information Statement

ACROSS AMERICA REAL ESTATE EXCHANGE, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transactions applies.

	(2)	Aggregate number of securities to which transaction applies.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined).

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ACROSS AMERICA REAL ESTATE EXCHANGE, INC.
7660 Goddard Street, Suite 100
Colorado Springs, CO 80920
719-265-5821

with a copy of correspondence to:
Burns, Figa & Will, P.C.
Attn: Theresa M. Mehringer, Esq.
6400 South Fiddlers Green Circle, Suite 1000
Greenwood Village, CO 80111
Phone: 303-796-2626
Facsimile: 303-796-2777

Information statement pursuant to Section 14c and Section 14f of the Securities Exchange Act of 1934
and Rule 14c-1 et seq and Rule 14f-1 et seq.

WE ARE PROVIDING THIS INFORMATION STATEMENT SOLELY FOR INFORMATIONAL PURPOSES AND NOT IN CONNECTION WITH ANY SHAREHOLDER VOTE OF ACROSS AMERICA REAL ESTATE EXCHANGE, INC.

March ___, 2010

As used in this Information Statement, “we”, “us”, “our”, “Company” and “Across America” refer to Across America Real Estate Exchange, Inc., a Colorado corporation

This Information Statement is being furnished to the record holders of our common stock of February 22, 2010 (“Record Date”), according to the Sections 14(c) and 14(f) and Rule 14c-1 et seq. and Rule 14f-1 et seq. requirements of the Securities Act of 1934, as amended.   This also notifies our stockholders that on or about February 23, 2010, we received written consents in lieu of a meeting of stockholders from the holder of a majority of our common stock (approximately 65.07%) (“Majority Shareholder”) for the following:

▪	Approving a change in the majority of our Board of Directors (the “Change of Control”).

▪	Approving an Amendment to our Articles of Incorporation to change our name to Accredited Members Holding Corporation (the “Amendment”).

Both the Change of Control and the Amendment are further described under the heading “Description of Shareholder Matters” below.

Our Board of Directors knows of no other matters other than those described in this Information Statement that have been recently approved or considered by the holders of a majority of the shares of the Company’s voting stock.

This Information Statement is first being mailed or furnished to the Company’s stockholders on or about March ___, 2010.  The change in a majority of our Directors will not become effective until at least 10 days thereafter, and the Amendment will not become effective until at least 20 days thereafter. We will pay all expenses in connection with our distributing this Information Statement.

OUTSTANDING VOTING SECURITIES

As of the Record Date, 1,810,476 shares of our common stock were issued and outstanding.  No shares of preferred stock have been issued or are outstanding.  Each share of common stock entitles the holder to one vote on each matter that may come before a meeting of the stockholders.  Only holders of record of the Common Stock at the close of business on the Record Date were entitled to participate in the written consent of the Company’s stockholders.

On February 22, 2010, our Board approved the Change of Control and the Amendment and recommended that the Company’s Articles of Incorporation be amended in order to change our name to Accredited Members Holding Corporation. On February 22, 2010 shareholders holding an aggregate of 1,178,144 shares or approximately 65.07% approved these actions.  The Company’s Articles of Incorporation provide that any corporate action required to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members having a right to vote thereon were present and voted.

The Change of Control will be effective 10 days after this Information Statement has been filed with the Securities Exchange Commission and mailed to shareholders.  The proposed Amendment to the Articles of Incorporation to effect the name change will be filed with the Colorado Secretary of State on or after March ___, 2010.  If the proposed Amendment was not adopted by written majority shareholder consent, it would have been necessary for this action to be considered by the Company’s shareholders at a special shareholder’s meeting convened for the specific purpose of approving the Amendment.

Our Board has determined that all Shareholders ARE NOT REQUIRED to return their certificates to have them re-issued by the Transfer Agent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of February 22, 2010, for: (i) each person who we know beneficially owns more than 5% of our Common Stock; (ii) each of our directors; (iii) each of our officers and (iv) all of our directors and executive officers as a group.  As of February 22, 2010, (the “Record Date”), there were 1,810,476 shares of the Company’s common stock issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common stock

Brian Klemsz 700 17th Street, Suite 1200 Denver, CO 80201	314,000 (2)	17%

GDBA Investments LLC 700 17th Street, Suite 1200 Denver, CO 80201	1,178,144 (3)	65%

BOCO Investments, LLC 103 West Mountain Ave. Fort Collins, CO 80524	100,000	6%

All Officers and Directors as a Group (one) person	314,000	17%

(1)  Calculated in accordance with rule 13d-3 under the Securities Exchange Act of 1934.

(2)  A total of 194,000 of these shares are owned of record by Sarmat, LLC, which is controlled by Mr. Brian Klemsz, our former President. A total of 120,000 shares are owned in the name of family members of Mr. Klemsz.  Mr. Klemsz currently serves as a director of the company.

(3)  A total 1,178,144 shares are owned of record by GDBA Investments, LLC.  A total of 1,00 shares are owned in the name of adult children of the affiliate of this entity, for which it disclaims beneficial ownership.

Security Ownership of New and Proposed Board Nominees

The following table sets forth the beneficial ownership of Across America’s common stock by each of the persons who are expected to serve on the Board of Directors following the Change of Control, as well as the newly appointed executive offiers.  The information relating to the ownership interests of such shareholders is provided after giving effect to the merger transaction further described below (and as such is based on 28,654,010 shares being issued and outstanding).

Name and Address of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership(1)	Percent of Common stock

Brian Klemsz 700 17th Street, Suite 1200 Denver, CO 80201	Director	574,300 (3)	2.0%

J.W. Roth 7660 Goddard Street, Suite 100, Colorado Springs, CO 80920	Director (as of Feb. 24, 2010)	5,206,000 (4)	18%

David Lavigne 7660 Goddard Street, Suite 100, Colorado Springs, CO 80920	Director Nominee (2)	3,904,000	13.5%

Delray Wannemacher 7660 Goddard Street, Suite 100, Colorado Springs, CO 80920	President (as of Feb. 24, 2010) and Director Nominee (2)	3,036,832	10.5%

Kent Kiefer 7660 Goddard Street, Suite 100, Colorado Springs, CO 80920	Chief Executive Officer (as of Feb. 24, 2010)	488,497 (5)	**

All current directors, executive officers and named executive officers as a group (five persons)		13,209,629	45%

** Indicates less than one percent.

(1)  Calculated in accordance with rule 13d-3 under the Securities Exchange Act of 1934.

(2)  Messrs Lavigne and Wannemacher are expected to be appointed as directors of Across America subject to the filing and mailing of this Schedule 14F-1 information statement.

(3)  A total of 194,000 of these shares are owned of record by Sarmat, LLC, which is controlled by Mr. Brian Klemsz, our former President. A total of 120,000 shares are owned in the name of family members of Mr. Klemsz.

(4)  Includes 2,603,000 shares held beneficially held by Mr. Roth’s spouse.

(5) Includes 98,047 shares of common stock.  Also includes 390,450 options that either are vested or vest within sixty days; but does not include 650,750 options that vest on July 1, 2010 and thereafter.  The numbers used to report Mr. Kiefer’s stock options in the above table and in this footnote reflect the stock option granted to Mr. Kiefer by AMI on October 1, 2009 but adjusted to reflect the Merger Transaction.

    Directors and Executive Officers

    The following tables set forth information regarding: (i) the Company’s current executive officers and directors; and (ii) the proposed executive officers and directors of the Company following the Change of Control.  There are no family relationships among any of the current or proposed directors or executive officers.  Except with respect to the Merger Agreement (described below) there is no agreement or understanding between the Company and each current or proposed director or executive officer pursuant to which he was selected as an officer or director.

Name	Age	Position
Brian Klemsz (1)	50	Director
J.W. Roth	46	Co-Chairman of the Board
David Lavigne (2)	47	Co-Chairman of the Board
Delray Wannemacher (2)	36	President and Director
Kent Kiefer	42	Chief Executive Officer and Secretary

(1) Mr. Klemsz will remain as a director of the Company subject to the filing and mailing of this Schedule 14f information statement and is expected to resign as a director of the Company, effective on the 10th day following the filing and mailing of a Schedule 14F-1 information statement.

(2) Messrs. Lavigne and Wannemacher are expected to been appointed as directors of the Company subject to the filing and mailing of this Schedule 14f information statement and are expected to begin serving as directors of the Company on the 10th day following the filing and mailing of this Schedule 14F-1 information statement.

Brian Klemsz has been Across America’s President, Secretary-Treasurer, and a Director since its inception. Since March, 2007, he has been the Chief Investment Officer of BOCO Investments, LLC, one of Across America’s shareholders. He was Chief Investment Officer for GDBA Investments, LLC, a private investment partnership and the principal shareholder of the Company, from May, 2000 until March, 2007. Mr. Klemsz received a Masters of Science in Accounting and Taxation in 1993 and a Masters of Science in Finance in 1990 from Colorado State University. He received his Bachelor of Science degree from the University of Colorado in 1981.

J.W. Roth is a co-founder of AMI and will serve as the Company’s Co-Chairman of AMI’s Board of Directors following the merger transaction.  Mr. Roth was appointed to Across America’s Board of Directors on February 24, 2010.  Mr. Roth is involved in all aspects of AMI’s business.  Mr. Roth served as AMI’s Chief Executive Officer until October 1, 2009.  Mr. Roth served as a director of Disaboom, Inc. (OTC-Pink Sheets DSBO.PK) from its inception until May 2009.  Since 1997 Mr. Roth has served as the as the President of JW Roth & Company, Inc., a consulting company.  Prior to founding JW Roth & Company, Mr. Roth worked in the financial sales industry for American National Insurance Company and the Prudential Insurance Company.  Additionally, Mr. Roth has worked for, and been associated with, the business development of several companies such as Fear Creek Ranches, IMI Global, Inc., CattleNetwork, Inc., Front Porch Direct, and AspenBio Pharma, Inc.

David L. Lavigne is the sole founder of EdgeWater Research Partners LLC. EdgeWater Research was started in 2002 and was a subscription based service providing micro-cap and small-cap research to institutions, brokers and individual investors.  Because of his experience both with EdgeWater in the micro-cap and small-cap research business Mr. Lavigne has served as an officer and director of AMI since its inception.  Mr. Lavigne has spent approximately 25 years in the financial and investment industry primarily employed by small regional sell-side broker-dealers involved in the provisioning of both investment banking and research services with respect to micro cap and small cap issuers.  Mr. Lavigne’s experience includes creating research and analysis for retail and institutional clients, as well as research that augments the due diligence process of the corporate finance departments of his respective employers.  His generalist research has encompassed several dozen public companies.  Mr. Lavigne graduated from the University of Idaho in 1984 with a BS degree in Finance.

Delray Wannemacher was appointed to AMI’s Board of Directors and as AMI’s President on July 1, 2009.  Mr. Wannemacher has been working with communications-based startup companies for over seventeen years. Over the past eight years, he founded, financed, and sold two companies; one being InSolutions, a network integration company, incorporating voice, security, and data; the second was a spinoff of InSolutions named Delaine Security Services, built and sold within one year of its inception.

Legal Proceedings

None of the directors or executive officers of the Registrant or AMI have been involved in any legal proceedings that are material to an evaluation of their ability or integrity and otherwise required to be disclosed pursuant to Item 401 of Regulation S-K, within the past ten years.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s securities (the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. The Reporting Persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on a review of such reports received by the Company, the Company believes that, during the last fiscal year, all Reporting Persons complied with all Section 16(a) filing requirements applicable to them.

Directors Independence

The Company’s Board of Directors currently consists of Messrs. Klemsz and Roth.  It is expected that Messrs. Lavigne and Wannemacher will be appointed to the Board of Directors approximately ten days after this Information Statement has been mailed to our shareholders.  The Company currently utilizes the definition of “independent” as it is set forth in Section 803A of the NYSE Amex Company Guide.  Further, the Board considers all relevant facts and circumstances in its determination with respect to the independence of all members of the Board (including any relationships).  None of the current or anticipated board members are considered independent.

Committees of the Company’s Board of Directors; Code of Ethics

Currently the Company does not have an audit committee, compensation committee, nominating committee, or other committee of the Board that performs similar functions.  Because of its small size and because through February 24, 2009 the Company was not involved in active business operations the Company did not believe any such committees is warranted.  Additionally, because our Common Stock is not listed for trading or quotation on a national securities exchange, we are not required to have such committees.

                Across America’s Board of Directors has not adopted a code of ethics because the Board does not believe that, given the small size of the Company and the limited transactions, a code of ethics is warranted.

No Nominating Committee; Procedures by which Security Holders May Recommend Nominees to the Board of Directors; Communications with Members of the Board of Directors:

                As noted above, Across America does not have a nominating committee. We do not have a nominating committee because our Board of Directors does not believe that such a committee is necessary given our small size.

In considering candidates for membership on the Board of Directors, the Board of Directors will take into consideration the needs of the Company and its Board of Directors and the qualifications of the candidate.  With respect to potential new Board members the Board will require and/or review information such as the following:

▪	The name and address of the proposed candidate;

▪	The proposed candidate's resume or a listing of his or her qualifications to be a director of the Company;

▪	A description of any relationship that could affect such person's qualifying as an independent director, including identifying all other public company board and committee memberships;

▪	A confirmation of such person's willingness to serve as a director if selected by the Board of Directors; and

▪	Any information about the proposed candidate that would, under the federal proxy rules, be required to be included in the Company's proxy statement if such person were a nominee.

Meetings of Directors

There were no meetings of the Board of Directors during the last full fiscal year however, the Board of Directors took action by written consent one time during fiscal 2009.  The Company did not hold an annual meeting of the Company’s security holders during the prior fiscal year and does not have a formal policy requiring attendance by members of the Board of Directors.

Compensation of Executive Officers and Directors; Employment Agreements

Compensation and other Benefits of Executive Officers

The following table sets out the compensation received during the previous two fiscal years, in respect to each of the individuals who served as Across America’s or AMI’s chief executive officer at any time during the last fiscal year and for both companies most highly compensated executive officers whose total salary and bonus exceeded $100,000 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Non-Equity
				Option	Incentive Plan	All Other
Name and	Fiscal	Salary	Bonus	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)

Brian L. Klemsz Former President, CEO and CFO of Across America (1)	2009	$0	$0	$0	$0	$0	$0
	2008	$0	$0	$0	$0	$0	$0

JW Roth (2) Co-Chairman of AMI Board of Directors	2009	$70,000	$10,000	$0	$0	$12,452 (3)	$92,450
	2008	$0	$0	$0	$0	$0	$0

Kent Kiefer (2) CEO of AMI	2009	$25,000	$5,000	$38,475 (4)	$0	$9,750 (5)	$39,750
	2008	$0	$0	$0	$0	$0	$0

(1)
During fiscal 2008 and fiscal 2009 Across America did not pay Mr. Klemsz and form ofcompensation.  Effective February 24, 2010 Mr. Klemsz resigned from all executive offices he held with Across America.

(2)
Mr. Roth served as the Chief Executive Officer of AMI from its inception until October 1, 2009 when Mr. Kiefer was appointed to that position.  On February 24, 2010 Mr. Roth was appointed to Across America’s Board of Directors.

(3)
Comprised of commissions paid to Mr. Roth during 2009 in the amount of $7,202.  Mr. Roth receives a commission of up to 20% of the revenue attributable to each of AMI’s issuer profile sales that were initiated by Messrs. Roth, Lavigne, or Wannemancher and then divided among those same three persons.  The remaining $5,250 relates to a monthly health insurance allowance of $750 given to all employees

(4)
Upon being hired by AMI Mr. Kiefer was granted an option to purchase 400,000 shares of AMI’s common stock, which by its original terms was exercisable at $0.75 per share (the number of shares underlying the option and the exercise price listed in this footnote reflect the original terms of the option, however, the option has been proportionately adjusted to reflect the Merger Transaction with and between AMI and Across America).  50,000 shares underlying the option vested immediately upon grant and the remaining 350,000 shares are to vest quarterly on a pro-rata basis over a two year term.   At the closing of the Merger Transaction the number of shares underlying the option was multiplied by the 2.603 exchange ratio and the exercise price divided by the exchange ratio.

(5)
Comprised of commissions paid to Mr. Kiefer during 2009 in the amount of $7,500.  Mr. Kiefer is entitled to receive a commission equal to $250 for each issuer profile AMI sells and delivers.  The remaining $2,250 relates to a monthly health insurance allowance of $750 given to all employees.

AMI’s executive officers are compensated primarily through cash compensation.  Additionally, AMI executive officers are entitled to receive commissions for certain AMI sales that they are involved in originating.  Currently, Mr. Roth receives a salary of $120,000 and Mr. Kiefer a salary of $100,000.  Depending on the individual’s, as well as the Company’s, performance, each of AMI’s executive officers are entitled to receive an annual cash bonus.    Further, each of Mr. Roth and Kiefer (as well as other AMI executive officers) are entitled to commissions for sales of “issuer profiles” to the AMI website that each of them originates.  Within AMI different persons are compensated through slightly different commission structures.  AMI believes that compensating its executive officers in part through commissions provides additional incentive to the executives to help promote and build AMI revenues.

AMI believes that as relatively new company its compensation structure is fair to its executive officers as it is intended to balance the Company’s need to minimize its overhead costs yet reward its executives for performance and company performance. AMI intends to review and evaluate the compensation structure of its executive officers on a quarterly basis, and depending on the financial, operational and strategic targets established by the Board of Directors may adjust the compensation of its executive officers.

Option Grants To Our Named Executive Officers.

The following table sets forth the outstanding equity awards for each named executive officer of the Company.  The numbers reflected below are being reported as of the closing of the Merger Transaction.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards

Number of Securities
Underlying Unexercised
	Options		Option	Option
			Exercise	Expiration
Name and Principal Position	Exercisable	Un-exercisable	Price ($)	Date

Kent Kiefer,	260,300	780,900	$0.28	10/1/2012
Chief Executive Officer

(1)
On October 1, 2009 Mr. Kiefer was granted an option to purchase 400,000 shares of AMI’s common stock with an exercise price of $0.75 per share, with 50,000 of the shares vesting immediately upon grant, and the remainder of the option to vest quarterly on a pro rata basis over a two year term with the option being exercisable for a three year term until October 1, 2012.   At the closing of the Merger Transaction the number of shares underlying the option was multiplied by the 2.603 exchange ratio and the exercise price divided by the exchange ratio.  The numbers reflected in the above table reflect the as adjusted/post Merger Transaction numbers.

Compensation of Directors

To date neither AMI nor AMI has provided separate cash, equity or other compensation to any persons in consideration for their services as directors.

Compensation Committee Interlocks and Insider Participation

The Company does not have a separately designated compensation committee.  AMI’s board of directors as a whole served as the body making executive compensation related decisions.   During fiscal 2009 Each of Mr. Roth, Mr. Lavigne, and Mr. Wannemacher served on AMI’s Board of Directors and also served as executive officers of the company.

 Legal Proceedings

    There are no legal proceedings, to which Across America is a party, which could have a material adverse effect on its business, financial condition or operating results.  Further, Across America is not aware of any such contemplated or threatened proceedings.

Related Party Transactions

    Across America’s Board of Directors is charged with reviewing, and if appropriate, approving all related party transactions.

    In January, 2006, an organization named Safe Harbor I, LLC, formerly known as Safe Harbor Business Development Company (“Safe Harbor”), which is controlled by our former President, Mr. Brent Backman, agreed to provide operating capital in the form of a loan of $250,000 to cover operating expenses. This loan was evidenced by an unsecured promissory note which was due January 23, 2010.

    Effective October 16, 2008, we paid off the principal and accrued interest due on our loan to Safe Harbor Development Company, as assigned to Safe Harbor 1, LLC. At the same time, we entered into a loan arrangement with West Mountain Prime, LLC, which is affiliated with our President, Mr. Klemsz. We borrowed $185,000 from West Mountain Prime, LLC to provide operating capital to cover operating expenses. This loan is evidenced by unsecured promissory notes (the “Notes”) which are now due October 16, 2010, unless converted. All principal and interest accrues until the Notes are due or converted. The applicable interest rate on the Notes is 12% per annum except in the event that we fail to convert any portion of the principal and pay the interest due in which case the applicable rate on the Notes shall thereafter be 18% per annum. At any time prior to the due date of the Notes, all outstanding principal under the Notes may, at the sole option of the Holder, be converted into our common shares equal to the outstanding principal amount of the notes divided by .22.

    As the fair market value of common stock was determined to be $0.26 and $1.50 per share at time of the convertible notes issuance, the convertible promissory notes carry an imbedded beneficial conversion feature.  The intrinsic value of the beneficial conversion feature related to the notes holder’s option for conversion into the Company’s common stock totals $24,000 at December 31, 2008 and $77,000 at December 31, 2009.  As the conversion feature is available at any time before the notes become due, the full amount of the beneficial conversion feature has been recorded as interest expense, beneficial conversion at the time of issuance.  Total interest expense recorded for the beneficial conversion feature for the year ended December 31, 2009 was $53,000.

    We issued have a total of 200,000 warrants to Safe Harbor, exercisable at a price of $0.01 per share subject to adjustment, for a period of five years from the date of issuance. These warrants were issued as an additional inducement for Safe Harbor to loan us $250,000. The warrants are subject to registration rights.

    GDBA Investments, LLC holds 1,178,144 shares of our issued and outstanding stock, representing approximately 65% of our issued and outstanding common stock. Mr. Backman is a beneficiary of GDBA Investments, LLC and controls this entity. GDBA Investments, LLC may be deemed a “parent” as defined under the rules and regulations promulgated under the Securities Act.

Trading Activities

Shares of Across America common stock began trading on the NASD – OTC Bulletin Board in December, 2007.    The table below sets forth the high and low bid prices of Across America common stock during the periods indicated as reported on Yahoo Finance (http://finance.yahoo.com). The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not reflect actual transactions.

Quarter ended	High	Low
December 30, 2009	$1.50	$0.60
September 30, 2009	$1.01	$0.30
June 30, 2009	$1.00	$1.00
March 31, 2009	$1.00	$1.00
December 31, 2008	$1.00	$0.26
September 30, 2008	$1.50	$0.26
June 30, 2008	$1.01	$0.52
March 31, 2008	$0.52	$0.25

The closing sales price of Across America’s common stock as reported on February 26, 2010, was $1.50 per share, which was the last reported trade of Across America’s common stock on the OTC – Bulletin Board.

As of the Record Date Across America had a total of 1,810,476 shares of common stock outstanding. The number of holders of record of Across America common stock at that date was one hundred and does not include persons who may hold our common stock in brokerage accounts and otherwise in ‘street name.’

DESCRIPTION OF SHAREHOLDER MATTERS

The two proposals described in this Information Statement are:

▪	A Change of Control of the majority of our directors; and
▪	An amendment to our Articles of Incorporation changing our name to Accredited Members Holding Corporation.

On February 22, 2010, our Board voted to recommend these proposals and on February 22, 2010, the Majority Shareholder holding approximately 65.07% of the outstanding shares approved and adopted these resolutions.  This eliminates the need for a special shareholder meeting to approve these proposals.  This also reduces the costs and management time involved in holding a special meeting and in order to effect the Amendment to our Articles of Incorporation as early as possible in order to accomplish our purposes.

No further action will be needed with respect to the Change of Control, which will be effective 10 days following the filing and mailing of this Information Statement.  The Amendment to our Articles of Incorporation for the Name Change will be filed on or about March ___, 2010 with the Secretary of State of the State of Colorado, which is not less than 20 days from the date of this mailing.

I.              Change of Control of a Majority of our Directors

On February 24, 2010 Across America entered an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Accredited Members, Inc. (“AMI”) and AAEX Acquisition Corporation, a wholly owned subsidiary of Across America.   Pursuant to the Merger Agreement on February 24, 2010 AMI merged with and into AAEX Acquisition Corporation and was the surviving entity in that transaction (the “Merger Transaction”).  As such, upon closing the Merger Transaction AMI became a wholly owned subsidiary of Across America.  To effect the transaction Across America, agreed to acquire all of the outstanding shares of AMI by the issuance of an aggregate of approximately 25,554,010 shares of Across America common stock, with each single AMI common share being entitled to receive approximately 2.603 shares of Across America common stock.

The Company was not required under Colorado law to seek and obtain shareholder approval of the Merger Agreement or the transaction effected thereby.  Only the shareholders of the two entities that were parties to the merger transaction itself were required to obtain shareholder approval.  Because the merger transaction was effected by and between AMI and a wholly owned Company subsidiary, AAEX Acquisition Corp., only those two companies sought and obtained shareholder approval of the merger transaction.

The Merger Agreement also provides that upon closing the Merger Transaction Across America’s will cause its Board of Directors to be increased to two persons and J.W. Roth was appointed to fill the vacancy created.  Pursuant to the Merger Agreement Across America expects to appoint two additional persons to its Board of Directors after the closing.   Effective with the closing of the Merger Agreement our then Board of Directors consisting of solely of Brian Klemsz appointed J.W. Roth to the Board of Directors; Kent Kiefer as our Chief Executive Officer; and Delray Wannemacher as our President.

Ten days after the mailing of this Information Statement, our two directors will nominate and appoint David Lavigne and Delray Wannemacher to our Board.  Following that action, Mr. Klemsz will resign as a Board member.   Any vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office. As such, Messrs. Klemsz and Roth have full authority to appoint Mr. Lavigne and Mr. Wannemacher to our Board without shareholder approval.

After the appointment of Messrs Lavigne and Wannemacher Mr. Klemsz is expected to resign as a member of our Board of Directors.  After his resignation, our Board of Directors is expected to consist of:

J.W. Roth	Co-Chairman
David Lavigne	Co-Chairman
Delray Wannemacher	Director

    On February 22, 2010, the Company’s shareholders ratified and approved the change in majority of the Company’s Board of Directors that is described above.  However, the Change of Control did not, and once effected will not, require the Company to amend its Articles of Incorporation.

Mr. Klemsz has advised the Company that his anticipated resignation is not because of any disagreement with the Board, but because of the change in control of the Company.  This change of control will be effectuated as a result of the Merger Transaction.

II.           The Amendment

Our Board of Directors and the Majority Shareholder have also determined that it is in our best interest to amend our name.  Upon the closing of the Merger Transaction our business operations will be conducted through AMI, which will be the active component of our company.    Therefore, we believe that, the name “Accredited Members Holding Corporation” better describes our business model.  To effect the name change we will file an amendment to our Articles of Incorporation with the Colorado Secretary of State.  Concurrently with filing the Amendment with the Colorado Secretary of State the Company plans to notify the Financial Industry Regulatory Authority ("FINRA") of the proposed name change and to work with FINRA to obtain a new trading symbol for its common stock.

ADDITIONAL INFORMATION

Stock Certificates

It is not mandatory for our shareholders to surrender their stock certificates.  Our transfer agent will adjust the record books of the company to reflect the Name Change effective as of close of business on or about March _____, 2010.  New certificates will not be mailed to shareholders; however, new certificates will be issued during the ordinary course of business.

Dissenters’ Rights of Appraisal

Under Colorado Law, Across America dissenting shareholders, if any, are not entitled to appraisal rights with respect to the Change of Control or the Amendment.

Other

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended and according with the act, will file reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission.  Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C, 20549.  Copies can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates.  The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR).

IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT, PLEASE CONTACT us at: 7660 Goddard Street, Suite#100, Colorado Springs, CO 80920. (719) 265-5821.

By order of the Board of Directors of

ACROSS AMERICA REAL ESTATE EXCHANGE, INC.

March ____, 2010

By:	/s/
Kent Kiefer, Chief Executive Officer